Exhibit 99.1

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Michael J. Foster, hereby consent to be named as a prospective director of Sabra Health Care REIT, Inc. in the Registration Statement on Form S-4 of Sabra Health Care REIT, Inc., dated May 24, 2010, as amended by Amendment No. 1 dated July 14, 2010 and any subsequent amendments thereto.

/s/ Michael J. Foster
Michael J. Foster

Dated: July 14, 2010